Exhibit 99.1

[BDCV Venture Letterhead]

May 8, 2015

VIA FEDERAL EXPRESS

Phillip Goldstein
Full Value Partners L.P.
250 Pehle Ave, Suite 708
Saddle Brook, NJ 07663

           Re: BDCA Venture, Inc.

Dear Mr. Goldstein:

We are in receipt of your letter, dated May 1, 2015 (the “May Letter), submitted on behalf of the Bulldog Investors group. In the May Letter, you state that you intend to set forth two proposals at the 2015 annual meeting (“Annual Meeting”) for BDCA Venture, Inc. (the “Company”), which include: (i) a plan to “maximize shareholder value” (the “Bulldog Plan”) and (ii) the nomination of three persons (the “Bulldog Nominees”) for election as directors of the Company. For the reasons set forth below, we believe that the Bulldog Nominees are not eligible for election, and the Bulldog Plan is not eligible for consideration, at the Annual Meeting.

As you are aware, advance notice bylaws are common in closed-end investment companies, like the Company. In addition, advance notice bylaws are expressly authorized under the Maryland General Corporation Law. The Company’s amended and restated bylaws (the “Bylaws”) have been in place since April 2009 and have been publicly available throughout that time. Accordingly, the Bulldog Investors group acquired its shares of the Company subject to these established and publicly available provisions of law and the Company’s governing documents. Section 11 of the Bylaws provides for the advance notice of stockholder nominees for director and other stockholder proposals.

Regarding stockholder nominees for director, such as the Bulldog Nominees, Section 11 of the Bylaws requires that the nominating stockholder provide: “(A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Company that are beneficially owned by such individual and the date such shares were acquired and the investment intent of such acquisition, (C) whether such stockholder believes any such individual is, or is not, an "interested person" of the Company, as defined in the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”)  and information regarding such individual that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Company, to make such determination, and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).”

As described above, Section 11(a)(2)(i) of the Bylaws states that the Board of Directors of the Company must receive sufficient information regarding any stockholder nominees for director in order to determine whether such individual is, or is not, an “interested person” of the Company, as defined in the Investment Company Act. As a business development company, a majority of the Company’s directors must not be “interested persons” as defined in Section 2(a)(19) of the Investment Company Act.  The Company reminds the Bulldog Investors group that all information required by Section 11 must be provided in order to meet the Bylaw requirements. In order to make a proper determination with respect to Section 2(a)(19), director nominees would have completed a Director and Officer Questionnaire to enable the Board of Directors to make an adequate determination as to the nominee’s independence. Notwithstanding the missing information regarding the independence of the Bulldog Nominees, the May Letter also fails to provide the other information required by Section 11 of the Bylaws.

In addition to the Bylaws, the charter of the Company’s Nominating Committee sets forth the required criteria for the suitability of director nominees. The May Letter does not provide the requisite information in order for the Board of Directors to make such a determination regarding the Bulldog Nominees.

With respect to other stockholder proposals, such as the Bulldog Plan, the Company’s Bylaws require that proper notice provide “a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and any Stockholder Associated Person therefrom.” The notice provided regarding the Bulldog Plan similarly is deficient in complying with the Company’s Bylaw provisions.

In light of the foregoing, the Board of Directors has determined that the Bulldog Nominees are not eligible for election, and the Bulldog Plan is not eligible for consideration, at the Annual Meeting, as the Bulldog Nominees and the Bulldog Plan were not submitted to the Company in accordance with the Company’s Bylaws.  Accordingly, you should expect that the chairman of the Annual Meeting will rule your nominations and business proposal as contained in the May Letter out of order and that they will not be considered at the Annual Meeting. Please feel free to contact the undersigned if you have any questions with respect to this letter.

Sincerely,

/s/ Frederic M. Schweiger

Frederic M. Schweiger
Corporate Secretary